SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

HARTMARX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE

of

ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION

TO BE HELD APRIL 15, 2004

To the Stockholders of HARTMARX CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HARTMARX CORPORATION (the “Company”) will be held at the 410 Club & Conference Center, 410 North Michigan Avenue, Chicago, Illinois, on Thursday, April 15, 2004, at 11:00 A.M., local time, for the following purposes:

(1)	To elect Directors of the Company.

(2)	To consider approval of the Company’s 2004 Management Incentive Plan, in order to qualify under Section 162(m) of the Internal Revenue Code, a copy of which is set forth in the attached Proxy Statement as Exhibit A.

(3)	To consider ratifying the appointment of independent auditors.

(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed February 17, 2004 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

In order that the shares of the Company may be represented as fully as possible at the Annual Meeting, every stockholder is requested to vote, date, sign and mail the enclosed Proxy, as early as practicable, in the accompanying postage-paid envelope addressed to HARTMARX CORPORATION, c/o EquiServe Trust Company, N.A., P.O. Box 8914, Edison, NJ 08818-9258. If you also attend the Annual Meeting, you will have the opportunity to vote your shares in person instead of having the Proxy counted.

A complete list of the stockholders entitled to vote at the Annual Meeting, showing the address and number of shares registered in the name of each stockholder, may be examined by any stockholder, for any purpose germane to the meeting, during regular business hours between April 5, 2004 and April 14, 2004, at the office of Mrs. Kay C. Nalbach, Assistant Secretary of the Company, 101 North Wacker Drive, Chicago, Illinois 60606.

A Proxy Statement with respect to the Annual Meeting is attached hereto. The Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended November 30, 2003 are enclosed herewith.

By Order of the Board of Directors

TARAS R. PROCZKO, Secretary

Chicago, Illinois

February 24, 2004

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS OF HARTMARX CORPORATION

TO BE HELD APRIL 15, 2004

The common stock, par value $2.50 (“Common Stock”), of HARTMARX CORPORATION (the “Company”) is the only security entitled to vote at the meeting. On February 17, 2004, the record date for determining the stockholders entitled to vote at the meeting, the Company had 34,567,217 shares of Common Stock outstanding and eligible to vote, each share entitled to one vote, held by approximately 3,690 stockholders of record. All shares represented by valid Proxies received pursuant to this solicitation will be voted, if the Proxies are not revoked prior thereto. Any stockholder may revoke a Proxy at any time prior to the voting by delivering to the Company’s Secretary a signed notice specifying the number of shares and clearly identifying the Proxy to be revoked or by attending the Annual Meeting and voting in person by written ballot. The Company’s principal executive offices are located at 101 North Wacker Drive, Chicago, Illinois 60606, telephone 312/372-6300.

The enclosed Proxy is solicited by the Company’s Board of Directors (the “Board”). The cost of preparing and mailing the proxy material will be paid by the Company. The approximate mailing date for this material is February 26, 2004. The Company will, upon request, reimburse brokers, banks and trust companies for the costs incurred in mailing the proxy material to their customers who are beneficial owners of Common Stock registered in the names of such brokers, banks and trust companies or their nominees. In addition to solicitation by mail, officers and regular employees of the Company may solicit Proxies by telephone, telecopier or in person, but will receive no additional compensation for such activities.

Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed by the Board for the meeting. Abstentions and broker non-votes are each included in the determination of shares present and voting for purposes of determining whether a quorum is present.

ITEM (1)—ELECTION OF DIRECTORS

Votes will be cast pursuant to authority granted by the enclosed Proxy for the election of the nine nominees named below as directors of the Company. The vote of a plurality of the votes cast at the meeting is necessary for the election of a director. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. Each elected director’s term of office will be one year or until a successor is duly elected and qualified. In the event any of these nominees becomes unavailable for election for any reason, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board.

INFORMATION ABOUT NOMINEES FOR DIRECTORS

The information shown below includes the principal business affiliations of each nominee for the past five years. The Board of Directors has determined that each of the nominees, excluding Mr. Hand, Chairman of the Company, and Mr. Patel, President and Chief Executive Officer of the Company, has no material relationship with the Company and is an “independent director” under the New York Stock Exchange listing standards.

MICHAEL F. ANTHONY, 48—Director since 2003

Mr. Anthony is chairman, president and chief executive officer of Brookstone, Inc., a specialty retailer of health and fitness, home and office, travel and auto, and outdoor living products. From 1995 until 1999, he served as president and chief executive officer. He also serves as a director of Omnia Corporation, which is a manufacturer and marketer of licensed stained glass reproductions.

JEFFREY A. COLE, 62—Director since 1990

Mr. Cole is the former chairman and chief executive officer of Cole National Corporation, a specialty retailer. He is a director of Cole National Corporation and is a member of the supervisory Board of Directors of Pearle Europe, B.V., a large European optical retailer.

JAMES P. DOLLIVE, 52—Director since 2003

Mr. Dollive is executive vice president and chief financial officer of Kraft Foods Inc., the second largest branded food company in the world. From 2001 until January 2004, he served as senior vice president and chief financial officer, and from 1998 until 2001, he served as senior vice president, finance and information systems of Kraft Foods North America.

RAYMOND F. FARLEY, 79—Director since 1981

Mr. Farley is retired as president and chief executive officer of S. C. Johnson & Son, Inc. (SC Johnson Wax). He is also a director of Cantilever Technologies, LLC and serves on the Board of Trustees of Northwestern University.

ELBERT O. HAND, 64—Director since 1984

Mr. Hand has been chairman of HARTMARX CORPORATION since 1992. From 1992 until 2002, he served as chairman and chief executive officer. He served as a director of Austin Reed PLC, London, England, from 1995 until 2002, and since 2002, has served as a director of Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm.

DIPAK C. JAIN, 46—Director since 2002

Mr. Jain is Dean of the J. L. Kellogg Graduate School of Management and Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing at Northwestern University. From 1996 until 2001, he was Associate Dean for Academic Affairs at Kellogg. Since 1989, Mr. Jain has been a visiting Professor of Marketing, Sasin Graduate Institute of Business Administration, Chulalongkorn University, Bangkok. He is also a director of Deere & Company, Peoples Energy Corporation, a diversified energy company, UAL Corporation and Evanston Northwestern Healthcare.

HOMI B. PATEL, 54—Director since 1994

Mr. Patel has been president and chief executive officer of HARTMARX CORPORATION since 2002. From 1993 until 2002, he served as president and chief operating officer. He is also a director of the Amalgamated Life Insurance Co.

MICHAEL B. ROHLFS, 52—Director since 1995 Mr. Rohlfs has been president and chief executive officer of Dearborn Financial, Inc., an investment advisory company, since 1995.

STUART L. SCOTT, 65—Director since 1993

Mr. Scott is chairman of Jones Lang LaSalle Incorporated, an international real estate services firm, and a member of the board of LaSalle Hotel Properties, a real estate investment trust. From 1992 to 2001, he was chairman and chief executive officer of LaSalle Partners Incorporated and its successor entities.

Board of Director and Committee Meetings

The Board held nine meetings in fiscal 2003, one of which was the annual meeting. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for

Mr. Bakhsh, who was unable to attend any of the meetings. Board committees are reconstituted annually at the Annual Meeting of the Board immediately following the Annual Meeting of Stockholders. The Corporate Governance Guidelines for Hartmarx Corporation, adopted by the Board of Directors on August 8, 2002, set forth the Company’s policy on director attendance at Board and committee meetings. A current copy of the Corporate Governance Guidelines is available on the Company’s website at www.hartmarx.com, under the heading “Investor Information.” A copy of the Corporate Governance Guidelines is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

The Audit and Finance Committee presently consists of Mr. Rohlfs, chairman, Mr. Cole, Mr. Dollive and Mr. Jacobs, each of whom is an “independent director” under the New York Stock Exchange listing standards. It met four times in fiscal 2003 and also reviewed with management and the independent auditors each of the Company’s quarterly and annual reports prior to their filing with the Securities and Exchange Commission (“SEC”). This committee maintains communications between the directors and independent auditors and assists the Board in its oversight responsibilities relating to corporate accounting, integrity of financial controls and reporting practices. Please refer to the “Report of the Audit and Finance Committee,” which begins on page 6 below. In addition, this committee oversees the Company’s investment policies and methods of financing corporate operations and employee benefits plans.

The Compensation and Stock Option Committee (the “Compensation Committee”) is currently composed of Mr. Farley, chairman, Mr. Cole, Mr. Jain and Mr. Scott, each of whom is an “independent director” under the New York Stock Exchange listing standards. It met three times in fiscal 2003. As set forth in the Charter of Scope, Responsibilities, Structure and Processes of the Compensation and Stock Option Committee of the Board of Directors of Hartmarx Corporation, adopted on January 20, 2004 (the “Compensation Committee Charter”), the Compensation Committee exercises the full powers of the Board with respect to compensation paid to executives of the Company and its subsidiaries. It also grants employee stock options and makes other determinations regarding the administration of employee stock option plans. It approves management incentive (bonus and long-term) plans, determines the standards of performance for incentive payments and performs other duties as set forth in the Compensation Committee Charter. A current copy of the Compensation Committee Charter is available on the Company’s website at www.hartmarx.com, under the heading “Investor Information.” A copy of the Compensation Committee Charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606. Please refer to the “Report of the Compensation and Stock Option Committee,” which begins on page 15 below.

The Nominating and Governance Committee (the “Nominating Committee”) consists of Mr. Scott, chairman, Mr. Bakhsh and Mr. Jain, each of whom is an “independent director” under the New York Stock Exchange listing standards. This committee met four times in fiscal 2003. As provided in the Charter of Scope, Responsibilities, Structure And Processes of the Nominating and Governance Committee of the Board of Directors of Hartmarx Corporation, adopted on January 20, 2004 (the “Nominating Committee Charter”), the functions of the Nominating Committee include the following:

•	assisting in identifying, recruiting and recommending to the Board individuals qualified to serve as directors of the Company;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•	advising the Board with respect to matters of Board composition and procedures;

•	reviewing committee assignments and the policy with respect to the rotation of committee memberships and/or committee chairs, and reporting any recommendations to the Board;

•	developing and recommending to the Board a set of corporate governance principles for the Company; and

•	overseeing the evaluation of the Board as a whole, the committees of the Board and management.

A current copy of the Nominating Committee Charter is available on the Company’s website at www.hartmarx.com, under the heading “Investor Information.” A copy of the Nominating Committee Charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit a recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and including the candidate’s (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder, (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director and (vi) the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606 and must be received by the Corporate Secretary no earlier than November 15 and no later than December 15 immediately preceding the annual meeting of stockholders.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee (i) demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and (ii) have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be selected on the basis of, among other things, broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. In addition, the Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who may be available to serve on the Board. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. The Company’s Chairman and CEO may also conduct an interview with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Executive Committee consists of all non-management directors, each of whom is an “independent director” under the New York Stock Exchange listing standards. As provided in the Company’s Corporate Governance guidelines, the “Lead Director” (who presides over Executive Committee meetings or executive sessions of the Board) is the Chairman of the Executive Committee, currently Mr. Farley.

Stockholder Communications with Directors

The Board has for many years had in place a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the Lead Director, Raymond F. Farley, Chairman of the Executive Committee, or the non-management directors as a group), any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o General Counsel/Corporate Secretary” at Hartmarx Corporation, 101 North Wacker Drive, Chicago IL 60606.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

In addition, it is Company policy that each of our directors attend the Annual Meeting. All then incumbent directors, except for Mr. Bakhsh, were in attendance at the 2003 Annual Meeting.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The responsibilities of the Audit and Finance Committee (the “Audit Committee”) are set forth in the Charter of Scope of Responsibilities, Structure and Processes for Audit Committee Functions, as amended and restated by the Board of Directors effective January 20, 2004 (the “Audit Committee Charter”). Those responsibilities include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s management, independent auditors and internal auditors to review accounting, auditing, internal controls and financial reporting matters, as set forth in the Audit Committee Charter. A current copy of the Audit Committee Charter is attached to this Proxy Statement as Exhibit B. A current copy is available on the Company’s website at www.hartmarx.com, under the heading “Investor Information,” and is also available in print to stockholders upon request, addressed to the Corporate Secretary at Hartmarx Corporation, 101 North Wacker Drive, Chicago, IL 60606.

The Audit Committee has the ultimate authority to select the independent auditors, evaluate their performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, the Company’s internal audit staff and the Company’s independent auditors.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Company’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The Audit Committee consists of the following members of the Company’s Board of Directors: Michael B. Rohlfs, Chairman, Jeffrey A. Cole, James P. Dollive and Donald P. Jacobs, each of whom is an “independent director” under the New York Stock Exchange listing standards applicable to audit committee members. The Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Rohlfs, Chairman of the Committee, and Mr. Dollive are each qualified as an audit committee financial expert. Mr. Rohlfs has served on the Audit Committee since 1996, and has served as Chairman of the Audit Committee since 2001. He is a certified public accountant, with many years of experience in the practice of public and private accounting. Mr. Dollive is the executive vice president and chief financial officer of Kraft Foods Inc. and was elected to serve on the Audit Committee in May 2003.

The Audit Committee reviewed and discussed with senior management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”).

The Audit Committee has received from PwC a letter providing the disclosures required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) with respect to any relationships between PwC and the Company that in PwC’s professional judgment may reasonably be thought to bear on its independence. PwC has discussed its independence with the Audit Committee and has confirmed in such letter that, in its professional judgment, PwC is independent of the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003.

AUDIT AND FINANCE COMMITTEE

Michael B. Rohlfs, Chairman
Jeffrey A. Cole	James P. Dollive	Donald P. Jacobs

The information contained in the foregoing Report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PricewaterhouseCoopers LLP Fees and Services

Aggregate fees for professional services rendered by PwC as of and for the fiscal years ended November 30, 2003 and November 30, 2002, are set forth below. The disclosure for fiscal 2003 includes all services and all fees for professional services related to such fiscal year and includes estimated amounts for services which have not been completed and which have not been billed and/or paid. Due to changes in rules governing the disclosures, the fiscal 2002 information differs from prior presentations; it is presented on a basis consistent with the fiscal 2003 information.

	2003	2002
Audit fees	$595,000	$1,061,355
Audit-related fees	35,081	95,000
Tax fees	22,773	40,759
All other fees	6,000	15,000

TOTAL	$658,854	$1,212,114

Audit fees for the years ended November 30, 2003 and November 30, 2002, were for professional services rendered by PwC in connection with (i) the audit of the annual financial statements set forth in the Company’s Annual Reports on Form 10-K for the respective fiscal years ended November 30, 2003 and 2002 and (ii) the review of the Company’s unaudited quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q for the quarters ended February 28, May 31, and August 31, in fiscal years 2003 and 2002. Fiscal 2002 audit fees included an extended review by PwC of the accounting records and practices at the Company’s International Women’s Apparel, Inc. location, as more fully discussed in the Company’s Annual Report on Form 10-K for fiscal year ended November 30, 2002.

Audit-related fees for the years ended November 30, 2003 and November 30, 2002, were for professional services rendered by PwC principally in connection with employee benefit plan audits, internal accounting and risk management controls, and accounting consultations.

Tax fees for the years ended November 30, 2003 and November 30, 2002, were for professional services rendered by PwC principally in connection with tax compliance, including the review of tax returns and related tax consultation.

All other fees for the years ended November 30, 2003 and November 30, 2002, were for professional services rendered by PwC in connection with preparation of performance graphs and tables for inclusion in the Company’s disclosure documents.

Pre-Approval of Non-Audit Services

The Audit Committee pre-approves, as required, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by PwC. In the event permitted non-audit service amounts exceed a threshold established by the Audit Committee, the Audit Committee Chairman has the authority to approve such excess amounts. No fees were paid to PwC for non-audit, non-review or non-attest services in fiscal years 2003 or 2002 in reliance on the de minimis exception.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

DIRECTOR COMPENSATION

For 2003, each of the directors not employed by the Company or any of its subsidiaries (“Outside Directors”) was paid a $20,000 annual retainer, plus $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. Each committee chairman was paid an additional $2,500 annually. In recognition of the increased demands placed on Boards of Directors and committees, effective for Board and committee meetings after August 7, 2003, with respect to the Audit and Finance Committee, the committee chairman fee was increased to $4,000 annually, and committee attendance fee for committee members was increased to $2,000. In addition, the committee attendance fee for the chairman of the Compensation and Stock Option Committee and for the chairman of the Nominating and Governance Committee was increased to $2,000.

Each Outside Director also received a cash credit to his Deferred Director Stock Award (“DDSA”) account equal to $20,000, in lieu of a DDSA award. This DDSA cash credit earns interest at a rate equal to the average rate of interest incurred by the Company for incremental short-term borrowings during the immediately preceding calendar quarter. The interest is credited to each account quarterly. These credited amounts become payable in cash upon the director’s death, disability or termination of Board service. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Upon the director’s death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. No Director Stock Options or DDSAs were granted in 2003.

Certain of the directors had the opportunity to defer payment of all or a portion of annual fees otherwise payable from January 1, 1986 through 1989. Deferred fees earn interest from the date of deferral at 110% of the seasoned Moody’s Corporate Bond Index rate. Upon termination of service as a director, the Company has agreed to pay such deferred fees and interest (“Deferral Account”), either in a lump sum or in installments. The deferral arrangements also provide for the Company’s payment of specified death benefits under certain circumstances. Each director who has deferred fees is an unsecured general creditor of the Company with respect to such Deferral Account. Outside Directors are also provided a clothing allowance for company products and, while on Hartmarx business, travel accident insurance. The cost of such benefits was approximately $3,500 per director.

EXECUTIVE OFFICER COMPENSATION

The following table shows the compensation for the past three fiscal years for each of the Company’s five most highly compensated executive officers, including the Chief Executive Officer (the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation
	Annual Compensation				Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compen- sation(3)	Restricted Stock Awards(4)	Securities Underlying Options	All Other Compen- sation(5)
Elbert O. Hand Chairman of the Board	2003 2002 2001	$688,200 696,833 737,917	$265,737 146,560 0	$437,053 371,918 313,434	$125,600 199,700 0	40,000 130,000 0	$8,255 7,874 6,936

Homi B. Patel President and Chief Executive Officer	2003 2002 2001	686,617 546,167 578,333	313,902 246,560 0	71,512 35,449 34,603	188,400 199,700 177,700	50,000 130,000 0	8,013 6,887 5,905

Glenn R. Morgan Executive Vice President and Chief Financial Officer	2003 2002 2001	251,133 244,833 259,250	71,984 39,702 0	0 0 0	23,550 36,800 0	15,000 45,000 0	6,198 5,638 4,335

Taras R. Proczko Senior Vice President, General Counsel and Secretary	2003 2002 2001	171,625 134,500 134,125	56,469 52,486 0	0 0 0	23,550 40,550 0	15,000 35,000 0	5,443 3,007 2,615

Andrew A. Zahr Vice President, Controller	2003 2002 2001	123,827 120,271 125,083	24,030 13,254 0	0 0 0	0 3,000 0	5,000 15,000 0	4,065 3,267 3,374

(1)	Includes amounts paid and deferred.

(2)	These amounts represent the total of bonuses earned under the Management Incentive Plan. The Management Incentive Plan bonus amounts shown for 2002 were not determined and paid until after the proxy statement for the 2003 annual meeting was printed and sent to stockholders. For Messrs. Patel and Proczko, the 2002 bonus amounts also include previously disclosed bonuses paid in lieu of salary increases for fiscal 2002. Those previously disclosed amounts were $100,000 for Mr. Patel and $25,000 for Mr. Proczko.

(3)	These amounts represent tax gross-up payments on deposits (and on taxable earnings on those deposits) made by the Company into separate trusts for the benefit of each of Messrs. Hand and Patel. These trusts were established pursuant to certain supplemental retirement benefit compensation agreements which are intended to provide Messrs. Hand and Patel with non-qualified pension benefits based upon the benefits which could have been earned under the Company’s pension plan but for limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code. See information under the caption “Pension Plan,” beginning on page 14.

(4)

The dollar amount shown equals the number of shares of restricted stock multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions placed on the shares. On August 6, 2003, restricted shares were awarded to the following Named Executive Officers and vest on the first to occur of (i) August 6, 2010; (ii) the date on which the closing stock price on the New York Stock Exchange equals or exceeds $5.25 for 30 consecutive calendar days; (iii) retirement at age 65; or (iv) with the consent of the Compensation and Stock Option Committee: Mr. Hand, 40,000; Mr. Patel, 60,000; Mr. Morgan, 7,500; and Mr. Proczko, 7,500. The number and value of aggregate restricted stock holdings at the end of fiscal year 2003 were: Mr. Hand, 365,000 ($1,558,550); Mr. Patel, 350,000 ($1,494,500); Mr. Morgan, 87,000 ($371,490); Mr. Proczko, 36,500 ($155,855); and Mr. Zahr, 3,750 ($16,013). Dividends, if any, will not be paid on the restricted stock reported herein.

(5)	These amounts represent the Company’s contributions to the Hartmarx Savings Investment and Stock Ownership Plan (the “Plan”) and premiums paid for term life insurance. The amounts contributed to the Plan in 2003 were: Mr. Hand, $4,800; Mr. Patel, $4,800; Mr. Morgan, $5,022; Mr. Proczko, $4,640; and Mr. Zahr, $3,485. The premiums paid for term life insurance in 2003 were: Mr. Hand, $3,455; Mr. Patel, $3,213; Mr. Morgan, $1,176; Mr. Proczko, $803; and Mr. Zahr, $580.

Employment and Severance Agreements

Separate employment agreements and severance agreements are in effect between the Company and each of Messrs. Hand, Patel, Morgan and Proczko. Mr. Hand’s employment agreement is for a term expiring on June 30, 2004, and in the event of a change in control (as defined in the severance agreement), the employment term will be extended for an additional year, through June 30, 2005. Mr. Patel’s employment agreement was for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001, and on each anniversary thereof, the term of the agreement is automatically extended by one year unless prior to such date the Company delivers written notice to Mr. Patel, or Mr. Patel delivers written notice to the Company, that the term of the agreement will not be so extended. The agreements with Messrs. Morgan and Proczko expire on December 31, 2004.

The employment agreements provide that Messrs. Hand, Patel, Morgan and Proczko will receive annual salaries at least equal to their respective annual salaries on the date the agreements were effective with increases to be determined by the Compensation and Stock Option Committee, except for across-the-board reductions similarly affecting all executives of the Company, and provide for participation in the Management Incentive Plan (“MIP”), described below, and in other fringe benefits, including any long-term incentive plan, available to key executives.

In the event that any of these executives is discharged without cause or resigns with good reason, which includes resignation due to a change in duties or termination of the employment agreement other than in accordance with its terms, the executive will be entitled to continuation of salary and fringe benefits for 24 months. In the case of Mr. Hand, the continuation of salary and fringe benefits is for a term ending on June 30, 2004, and upon a change in control, the term will be extended through June 30, 2005. In addition, upon such discharge or resignation, all unpaid incentive compensation under the MIP (including all contingent compensation which would have been payable for the full fiscal year in which such executive’s employment is terminated and for the following fiscal year) will be paid as and when MIP payments are made to other MIP participants for such periods, and in the case of Mr. Hand, such incentive compensation will be appropriately prorated. All unpaid incentive compensation under any long-term incentive plan (including all contingent compensation which would have been payable for uncompleted performance periods) will become immediately payable upon such discharge or resignation; and all stock options and restricted stock granted to such executive under the Company’s stock option plans will become immediately exercisable and fully vested, as the case may be.

The amended and restated severance agreements covering Messrs. Patel and Morgan were for an initial 2-year term expiring December 31, 2002, and effective December 31, 2001, and on each anniversary thereof, the term of the agreement is automatically extended for a one year period, unless prior to such date the Company delivers written notice to the executive or the executive delivers written notice to the Company, that the term of the agreement will not be so extended. In the case of

Mr. Proczko, the severance agreement is for a term expiring December 31, 2004, and provides for the same automatic extension as described in the immediately preceding sentence. Pursuant to the severance agreements, the Company has agreed to pay to Messrs. Patel, Morgan and Proczko severance benefits in the event their employment is terminated within 24 months following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason (a “Qualifying Termination”). The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments described above, would equal three times the higher of the executive’s annual base salary as of the date the executive’s employment is terminated and the executive’s annual base salary in effect immediately prior to the change in control, plus three times the executive’s target bonus opportunity under the MIP for such year. Fringe benefits would continue to be provided for a period of 36 months.

Mr. Hand’s severance agreement is for a term expiring on June 30, 2004, and the Company has agreed to pay to Mr. Hand severance benefits in the event his employment is terminated following a change in control of the Company for any reason other than (i) death, (ii) disability, (iii) cause or (iv) resignation without good reason (a “Hand Qualifying Termination”). The severance payment, payable as a lump sum in lieu of the salary continuation, bonus and long-term incentive compensation payments payable under Mr. Hand’s employment agreement described above, would be the higher of his annual base salary as of the date of termination or annual base salary in effect immediately prior to the change in control, payable through the earlier of 36 months following the change in control or June 30, 2005 (the “Severance Period”), plus one-twelfth of his target bonus opportunity under the MIP for such year times the number of months remaining in the Severance Period. Fringe benefits would continue to be provided during the Severance Period.

In addition, upon a Qualifying Termination or a Hand Qualifying Termination, all stock options and restricted stock granted to each of Messrs. Hand, Patel, Morgan and Proczko under the Company’s stock option plans would become immediately exercisable and fully vested, as the case may be, and the executive would also be entitled to receive any unpaid contingent or other incentive compensation in the same manner as described above. All such amounts would be due and payable within ten days of the date of such termination. In the event that total severance benefits to be received by the executive in connection with a change in control would be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code, then the Company will pay to the executive an additional amount such that after deduction of any excise tax on such severance benefits and any federal, state and local income and employment taxes and excise tax on such additional amount, the net amount retained by the executive will be equal to the severance benefits to be paid to such executive.

Mr. Zahr has agreed to remain in the employ of the Company, subject to the Company’s agreement to pay severance benefits if he experiences a Qualifying Termination. Generally, the severance payment would equal two times Mr. Zahr’s average annual compensation for the three calendar years immediately preceding the year in which the change in control occurs; and he would also be entitled to receive any appreciation in the value of Common Stock covered by his outstanding stock options (whether or not then fully exercisable).

Stock Option Grants

The following tables provide information on the Named Executive Officers’ option grants in fiscal 2003, option exercises in fiscal 2003 and the value of unexercised options at November 30, 2003.

Option Grants in the Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Employees in Fiscal Year(3)	Exercise or Base Price ($)/Share(4)	Expiration Date	5% ($)	10% ($)
Elbert O. Hand	45,000	11.02	2.64	12/02/12	74,713	189,337
Homi B. Patel	50,000	12.24	2.64	12/02/12	83,014	210,374
Glenn R. Morgan	15,000	3.67	2.64	12/02/12	24,904	63,112
Taras R. Proczko	15,000	3.67	2.64	12/02/12	24,904	63,112
Andrew A. Zahr	5,000	1.22	2.64	12/02/12	8,301	21,037

(1)	The amounts shown above for each of the Named Executive Officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as permitted by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Company and overall stock market conditions.

(2)	These options became fully exercisable on December 3, 2003 and are subject to termination between 90 days and three years following termination of employment in certain events.

(3)	On December 3, 2002, the Company granted options representing 408,500 shares to employees. This was the only grant of stock options in fiscal 2003.

(4)	The exercise price may be paid in cash or by delivery of already owned shares subject to such rules as the Compensation Committee may establish. The fair market value on the date of grant of the shares underlying the December 3, 2002 options was $2.64 per share.

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value ($) Realized	Number of Securities Underlying Unexercised Options at Nov. 30, 2003 Exercisable/Unexercisable	Value ($) of Unexercised In-the-Money Options at Nov. 30, 2003 Exercisable/Unexercisable
Elbert O. Hand	0	0	260,000/70,000	317,700/74,700
Homi B. Patel	0	0	246,667/73,333	306,400/83,000
Glenn R. Morgan	0	0	86,667/23,333	105,900/24,900
Taras R. Proczko	0	0	55,500/15,000	79,150/24,900
Andrew A. Zahr	0	0	30,000/5,000	39,220/8,300

Equity Compensation Plan Information*

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,817,444	$3.25	1,932,453	**
Equity compensation plans not approved by security holders	0	0	0
Total	2,817,444	$3.25	1,932,453	**

*	As of November 30, 2003.

**	As of November 30, 2003, 1,932,453 shares were available for issuance under the Company’s 2003 Incentive Stock Plan as stock options, stock appreciation rights or restricted stock awards, provided that no more than 387,232 of such shares may be issued as restricted stock awards.

Pension Plan

Average Annual Earnings (Highest 5 Years of last 10 Years)	Years of Credited Service
	5	10	15	20	25	30 or more
$ 200,000	$13,990	$28,872	$43,755	$58,638	$73,520	$88,403
250,000	17,906	36,956	56,005	75,054	94,104	113,153
300,000	21,823	45,039	68,255	91,471	114,687	137,903
350,000	25,740	53,122	80,505	107,888	135,270	162,653
400,000	29,656	61,206	92,755	124,304	155,854	187,403
450,000	33,573	69,289	105,005	140,721	176,437	212,153
500,000	37,490	77,372	117,255	157,138	197,020	236,903
550,000	41,406	85,456	129,505	173,554	217,604	261,653
600,000	45,323	93,539	141,755	189,971	238,187	286,403
700,000	53,156	109,706	166,255	222,804	279,354	335,903
800,000	60,990	125,872	190,755	255,638	320,520	385,403
900,000	68,823	142,039	215,255	288,471	361,687	434,903
1,000,000	76,656	158,206	239,755	321,304	402,854	484,403

The Hartmarx Retirement Income Plan (the “Plan”), a trusteed plan, provides for contributions to be made by the Company and designated affiliates on an actuarial basis and provides for defined benefits in the event of retirement after certain age and service requirements have been met. Survivor benefits are also provided in the event of a participant’s death after certain other age and service requirements have been met. Regular eligible employees of the Company or a designated affiliate hired before April 1, 2003 who participate in and contribute to The Hartmarx Savings Investment and Stock Ownership Plan, a trusteed defined contribution plan, automatically participate in the Plan. Employees hired on or after April 1, 2003 are not eligible to participate in the Plan. Normal retirement age under the Plan is 65, and early retirement at any time after a vested participant attains age 55 results in actuarially reduced benefits.

Maximum benefits payable under the Plan are equal to: (i) 1 2/3% of a participant’s highest average annual earnings for any five consecutive years included within the final 10 years of employment with the Company less 1 2/3% of the participant’s primary Social Security benefit, multiplied by years of participation prior to April 1, 2003, plus (ii) if the years of participation taken into account in clause (i) are fewer than 30 years, 1% of a participant’s highest average annual earnings less 1% of the participant’s primary Social Security benefit, multiplied by years of participation after April 1, 2003, however, the total number of years of participation in clauses (i) and (ii) shall not exceed 30.

The foregoing table shows the estimated annual benefits payable upon retirement on December 31, 2003 at age 65 to non-union participants in the Plan, in specified classifications as to compensation and years of service. These single-life benefits are actuarially reduced when the spouse is named as joint annuitant or if the employee withdraws his or her pre-1984 contributions to the Plan prior to retirement. In certain instances, benefits are subject to limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code.

The Company has authorized additional non-qualified pension payments based upon the benefits which could have been earned in accordance with the formula described in the previous paragraph but for the application of such limitations, and such non-qualified pension benefits are included in the table. Compensation covered by the Plan for the Named Executive Officers generally corresponds with the earned salary, bonus and cash portion of any long-term incentive payout shown in the Summary Compensation Table. Full years of service credited under the Plan as of November 30, 2003 were: 30 for Mr. Hand; 23 for Mr. Patel; 22 for Mr. Morgan; 21 for Mr. Proczko; and 30 for Mr. Zahr.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

Executive Compensation Program

Compensation Committee Approach

The Compensation and Stock Option Committee (the “Compensation Committee”), which is comprised of four independent directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs based upon a set of guiding principles. These principles, which are designed to align executive compensation with management’s execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in stockholder values, are as follows:

•	Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to the long-term success of the Company.

•	Awarding of short-term incentives on terms closely tied to operating unit performance and based upon the achievement of business goals for the performance period.

•	Alignment of executive and stockholder interests through a stock-based long-term incentive program which will reward executives for enhancement of stockholder values.

The total compensation program consists of three components:

Base Salary

The base salaries and salary ranges for executives are determined in relation to competitive market data provided in national executive compensation surveys and subject to review by independent compensation consultants. Salary ranges are reviewed on a periodic basis and adjusted as warranted to maintain a competitive position of slightly above the median survey results. In determining the appropriate levels of executive compensation for fiscal 2003, the Compensation Committee took into account the Company’s financial performance for 2002.

Salaries are reviewed on an annual basis, and salary changes are based upon individual performance within the context of an annual salary budget. The salary budget is determined in relation to competitive market data provided in national salary planning surveys and the financial performance of the Company and its operating units. Salary planning surveys utilized include those conducted by WorldatWork (formerly the American Compensation Association) and Hewitt Associates. The overall salary budget is established at or close to the survey national average and is allocated to operating units based upon the level of achievement of their individual business plans.

In light of the salary freeze for employees earning less than $50,000 and salary reductions ranging from 7% for the highest paid employees to 3% for employees earning above $50,000, instituted in February 2002, a salary budget of 3% for employees whose salaries were frozen, and up to 4% for all employees whose salaries were reduced, was approved for 2003.

Salary increases of 4% were awarded to the Named Executive Officers, except for Mr. Hand, whose salary remained unchanged, and Mr. Proczko, who received an above average salary and promotional increase in recognition of the fact that he did not receive a promotional increase upon being named Senior Vice President, General Counsel & Secretary in 2002. Salaries for the Named Executive Officers are within the range of average competitive levels, with the competitiveness of the overall compensation package significantly dependent upon the reward opportunities created by achievement of objectives under the Company’s short-term and long-term incentive plans. The salary of the Chief Executive Officer is discussed separately, below.

Short-Term Incentives

Executives are eligible for annual bonuses under the Management Incentive Plan (“MIP”) which is a plan qualified under Section 162(m) of the Internal Revenue Code. Incentive opportunities are determined in relation to competitive market data provided in the aforementioned national executive compensation surveys and are subject to periodic review by independent compensation consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Company’s business plan. Individual awards for corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured against the goals appropriate to the unit within which they report and are also accountable for consolidated goals.

For fiscal 2003, 32 executives participated in the MIP. Corporate executives were measured based on consolidated pre-tax income, operating unit sales-weighted earnings before interest and taxes and adjusted net asset goals. Operating unit executives were measured based on earnings before interest and taxes, sales and adjusted net asset goals and on consolidated pre-tax income. No bonuses would have been earned under the MIP if the Company had not achieved positive income results. Bonuses paid to MIP participants for fiscal 2003 averaged 24.4% of eligible salaries and 35% of maximum incentive opportunities.

Long-Term Incentives

Executives are eligible for awards of stock options, restricted stock and other awards under the Company’s 2003 Incentive Stock Plan. Awards are determined in relation to competitive practice and an individual’s position within the Company. Selected senior executives may receive a combination of stock option grants utilizing length of service vesting and restricted stock awards utilizing performance-based vesting whereby increments of the award will vest when the stock price equals or exceeds a certain level for 30 consecutive calendar days. As disclosed in the Table of Option Grants in the Last Fiscal Year on page 13, one stock option grant was awarded to each of the Named Executive Officers. The stock option grants were at an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, as reflected in the Summary Compensation Table on page 10, Messrs. Hand, Patel, Morgan and Proczko each received one award of restricted stock.

The purpose of restricted stock awards is to provide key employees of the Company and its subsidiaries with opportunities to acquire a proprietary interest in the Company and thereby develop a stronger incentive to put forth maximum effort towards the success and growth of the Company and its subsidiaries. The Compensation Committee believes that the opportunity to acquire a proprietary interest in the Company is very important in retaining key personnel of outstanding ability. In addition, such awards serve to align the interests of Company executives and shareholders and provide rewards for the enhancement of shareholder value.

Certain restricted stock awards, granted on various dates since July 1996, contained vesting conditions which, in relation to the Company’s stock price ($3.12 per share as of August 5, 2003), had lost their intended incentive for performance improvement to employees. Rather than allowing these awards to vest on their 10-year anniversary date, the Compensation Committee determined it appropriate and in keeping with sound incentive plan design to restore meaningful performance incentives to these awards. Accordingly, in August 2003, the Compensation Committee approved the adjustment of vesting conditions applicable to these older restricted stock awards and established performance goals at a level requiring a 57% appreciation in the Company’s stock price on that date for the July 1996 awards, with compounded 15% increases in the performance goals applicable to the July 1997, April 1998 and January 1999 awards.

Chief Executive Officer Compensation

The Compensation Committee increased the salary of the Chief Executive officer from $539,400 to $700,000 on January 1, 2003. The increase in the Chief Executive Officer’s salary was based upon the salary range for the position and in recognition of Mr. Patel’s leadership in returning the Company to full year profitability, significant improvements in the Company’s balance sheet and substantial improvement in the Company’s stock price. The 2003 increase also reflected the fact that Mr. Patel did not receive a promotional increase upon being named Chief Executive officer in April 2002. The salary of the Chief Executive Officer is within a competitive range when compared to other chief executive officers of organizations in the same sales volumes as reported in national surveys. As described above, Mr. Patel received one stock option grant and one award of restricted stock for fiscal 2003.

The Compensation Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 as they relate to limitations on tax deductibility for certain compensation exceeding $1 million for Named Executive Officers. Based upon regulations issued by the Internal Revenue Service, the Compensation Committee believes that gains from the exercise of outstanding stock options or future options will be exempted from this deduction limitation. It is currently intended that any amendment to the Company’s Incentive Stock Plan which may be necessary in the future in order to preserve this exemption will be presented for stockholder approval as and when required.

It is the intention of the Compensation Committee, to the extent consistent with sound compensation policy and incentive program design, that compensation for the Named Executive Officers be provided in such a way as to remain tax deductible for the Company. It is possible, however, that certain types of compensation awarded to members of the executive group would not qualify as wholly deductible under applicable tax law if otherwise in excess of the general deduction limitation. The Compensation Committee will continue to review and respond to the relevant tax law and regulations as appropriate. In addition, the Company has submitted the MIP to stockholders for approval (See Item (2)—The Management Incentive Plan, below) to comply with the provisions of Section 162(m) in order to retain, to the extent possible, tax deductibility of compensation paid to the Named Executive Officers.

COMPENSATION AND STOCK OPTION COMMITTEE

Raymond F. Farley, Chairman
Jeffrey A. Cole	Dipak C. Jain	Stuart L. Scott

The information contained in the foregoing Report of the Compensation and Stock Option Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PERFORMANCE GRAPH

Total Cumulative Stockholder Return for Five-Year Period Ending November 30, 2003

The following graph compares the five year cumulative total stockholder return on the Company’s common stock to the Standard & Poor’s 500® Index and the Peer Group. The information presented assumes $100 invested at the close of business November 30, 1998 in Hartmarx Corporation common stock and each of the indices, plus the reinvestment of any dividends.

The Peer Group, including Hartmarx Corporation, is comprised of: Ashworth Inc., Columbia Sportswear Co., Cutter & Buck Inc., Haggar Corporation, Kellwood Company, Marisa Christina, Incorporated, Oxford Industries, Inc., Perry Ellis International, Inc., Philips-Van Heusen Corporation, Russell Corporation, Salant Corporation, Sport-Haley, Inc. and Tropical Sportswear Int’l Corporation. Salant Corporation has been excluded from Peer Group returns for 2003 due to its having been acquired by Perry Ellis International, Inc. during 2003.

ITEM (2)—THE 2004 MANAGEMENT INCENTIVE PLAN

The Company has maintained an incentive plan for many years, currently called the Hartmarx Corporation Management Incentive Plan (the “MIP”). The MIP is designed to reinforce the achievement of the Company’s performance goals by providing key employees with an opportunity to earn financial rewards based upon the attainment of both consolidated corporate and individual operating unit goals.

The MIP was last presented to and approved by stockholders at the 1999 Annual Meeting. In keeping with the requirements of Section 162(m) of the Internal Revenue Code and the regulations thereunder (the “Code”), the MIP is required to be approved by stockholders not less frequently than every 5 years. Under Section 162(m), the amount which the Company may deduct on its federal income tax returns for compensation paid to certain “covered employees” (generally the Chief Executive Officer and the Named Executive Officers) in any taxable year is generally limited to $1 million per individual. However, compensation which qualifies as “performance-based compensation” is not subject to the $1 million deduction limitation. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders. The plan is being submitted to stockholders for approval so that any compensation paid pursuant to the MIP will qualify as “performance-based compensation” and be deductible by the Company.

As part of the Company’s overall effort to optimize growth, profitability and enhance stockholder value, the Company’s Board of Directors has adopted, subject to stockholder approval, a new MIP (the “2004 MIP”), which is substantially identical to the previous MIP, and stockholders are being asked to approve the material terms of the 2004 MIP in order to qualify the plan under Section 162(m) of the Internal Revenue Code and the regulations thereunder (the “Code”). The Board has determined that the MIP provides key employees of the Company (including the Chief Executive Officer and the Named Executive Officers) with meaningful incentives to set forth maximum effort to meet the Company’s short-term and long-term goals, while at the same time providing key employees with tangible compensation rewards, consistent with sound compensation policy and competitive practices if and when such goals are met.

A summary of the material provisions of the 2004 MIP and other information relating to the 2004 MIP are set forth below. The summary of the 2004 MIP is qualified in its entirety by the specific language of the MIP, which is attached hereto as Exhibit A.

PURPOSE

The purpose of the 2004 MIP is to provide an annual incentive to reinforce achievement of the performance goals of the Company; to link a significant portion of a participating employee’s compensation to the achievement by the Company (and in certain cases, an operating unit) of performance goals; and to attract, motivate and retain key employees on a competitive basis. The MIP is intended to assure that key employees of the Company have an opportunity to earn competitive levels of direct compensation, consistent with the total compensation policies of the Company, and to reward the key employees of the Company for their contributions to its growth and profitability.

ADMINISTRATION

The 2004 MIP is administered by the Compensation Committee which has broad authority to administer the 2004 MIP, establish policies under the 2004 MIP, approve participants, determine the size, terms and conditions of awards, approve awards, make conclusive and binding decisions and interpretations under the 2004 MIP, and terminate the 2004 MIP in its discretion. No later than 90 days after the commencement of each fiscal year of the Company which begins on December 1 (or such other deadline as may apply under Section 162(m) of the Code), the Compensation Committee will approve the persons who will participate in the 2004 MIP in such fiscal year and establish in writing the performance goals for that fiscal year as well as the method for computing the amount of compensation to be paid to each such participant if such performance goals are met in whole or in part. Such method will be stated in terms of an objective formula or standard; neither the Compensation Committee nor the Company has any discretion to increase the amount that will be due upon attainment of the goals.

ELIGIBILITY AND PARTICIPATION

Participation in the 2004 MIP is limited to key employees of the Company, who are in a position to have a significant, positive impact on the Company’s results, as approved by the Compensation Committee. At present, approximately 30 individuals, including the Chief Executive Officer and Named Executive Officers, will be eligible to receive awards under the 2004 MIP. Directors who are not executive officers and employees of the Company are not eligible to receive benefits under the 2004 MIP.

PERFORMANCE MEASURES

Under the 2004 MIP, performance goals will be established for each fiscal year based on any one or more of the following criteria: consolidated pre-tax income, consolidated EBIT, consolidated sales levels, consolidated gross margin improvement, net income or loss per common share, return on equity, return on capital, debt reduction, book value, enhancement of shareholder value, adjusted net assets, return on assets, pre-tax income, operating unit sales levels, operating unit EBIT goals, inventory turnover, inventory reduction or expense reduction. The performance goals may be defined on a corporate, operating unit or individual basis. Each performance goal will have a minimum performance standard below which no payments will be made as well as a maximum performance standard above which no additional payments will be made for such fiscal year, and may be based on an analysis of historical performance and growth expectations, financial results of other comparable businesses, and progress toward achieving the Company’s long-term plan. The performance goals and determination of results shall be based entirely on objective measures for all 2004 MIP participants. After performance goals have been established, discretion may not be used to modify award results except as permitted under Section 162(m) of the Code.

The target incentive compensation for each participant will be based on the level and functional responsibility of his or her position and competitive practices; regardless of the level of base salary, the maximum amount payable to any participant pursuant to the 2004 MIP for any fiscal year will not exceed $2 million.

Awards are payable in cash, stock or partly in cash and partly in stock, as determined by the Compensation Committee at the start of each fiscal year. Awards are paid after the end of each fiscal year, following certification by the Compensation Committee that the performance goals were in fact satisfied. Stock awards, if any, are paid out of the Company’s stockholder approved incentive stock plan as in effect from time to time.

EFFECTIVE DATE

Subject to stockholder approval, the 2004 MIP will be effective commencing with the fiscal year which started on December 1, 2003.

AMENDMENTS

The 2004 MIP may be amended by action of the Compensation Committee without stockholder approval unless such approval is required under Section 162(m) of the Code or other applicable laws. The Company and the Compensation Committee may make such amendments to the 2004 MIP as are necessary to comply with Section 162(m) and the regulations thereunder.

FEDERAL INCOME TAX CONSEQUENCES

The Company and the Compensation Committee have taken Section 162(m) into consideration in designing the 2004 MIP, and intend that awards payable thereunder will satisfy the requirements for deductibility. Awards are treated as ordinary income to each participant and are subject to income and payroll tax withholding by the Company.

PLAN BENEFITS

The benefits or amounts that will be received by or allocated to the Chief Executive Officer, the Named Executive Officers and officers who are not executive officers under the 2004 MIP are not presently determinable. Amounts received by Mr. Patel, the Chief Executive Officer, and the other Named Executive Officers during the last fiscal year are set forth in the Summary Compensation Table on page 10. Amounts received by or allocated to the executive officers as a group for fiscal 2003 equaled $732,122. Amounts received by or allocated to all 32 participants for fiscal 2003 equaled $1,670,337, or approximately 24.4% of 2003 salaries.

The affirmative vote of a majority of the votes cast on this proposal is required for approval of the 2004 MIP. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Because executive officers (who may also be members of the Board of Directors) are expected to be eligible to participate in the 2004 MIP, each of the executive officers of the Company has an interest in the approval of the 2004 MIP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

IN FAVOR OF

APPROVAL OF THE MANAGEMENT INCENTIVE PLAN

ITEM (3)—APPOINTMENT OF AUDITORS

Stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors of the accounts of the Company and its subsidiaries for the 2004 fiscal year. PricewaterhouseCoopers LLP has been regularly engaged in this capacity by the Company for many years. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting where he will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast on this proposal will constitute the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the accounts of the Company and its subsidiaries for the 2004 fiscal year. Abstentions will not be counted as votes cast and will have no effect on the result of the vote. While stockholder ratification is not required, the Company considers such ratification to be a desirable practice, and if the affirmative vote is less than a majority of the votes cast, the Board would reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF

RATIFICATION OF THE APPOINTMENT OF THE AUDITORS

Security Ownership of Directors and Officers*

Name	Shares Owned Directly or Indirectly(1)		Restricted Stock(2)	Options Exercisable Within 60 Days of Record Date	Total Beneficial Ownership(3)		Percent of Class
Michael F. Anthony(4)	—		—	—	—		†
Jeffrey A. Cole	19,596		—	17,420	37,016		†
James P. Dollive(5)	—		—	—	—		†
Raymond F. Farley	17,785		—	27,328	45,113		†
Elbert O. Hand	102,597	(6)	220,000	305,000	627,597		1.77%
Dipak C. Jain	4,100		—	—	4,100		†
Homi B. Patel	327,935		210,000	296,667	834,602		2.36%
Michael B. Rohlfs	6,870		—	14,591	21,461		†
Stuart L. Scott	59,837		—	39,583	99,420		†
Glenn R. Morgan	86,893	(7)	60,500	101,667	249,060		†
Taras R. Proczko	30,237		10,500	28,500	69,237		†
Andrew A. Zahr	25,941		1,750	35,000	62,691		†
All Directors and Executive Officers as a Group (12 persons)	681,791		502,750	865,756	2,050,297	(8)	5.69%

*	Information is provided as of the Record Date.
†	Less than 1%.

(1)	Includes all shares owned, directly and indirectly. For Outside Directors, the amount includes DDSA Units. DDSAs consist of share units credited to an account for each Outside Director, each unit representing one share of Common Stock. Upon the director’s death, disability or termination of Board service, whole units become payable in shares of Common Stock and any fractional units become payable in cash. For Company officers, the amount includes shares held in the Company 401(k) Plan.

(2)	The amounts represent shares of restricted stock which vest when the closing stock price of the various awards equals or exceeds $5.00, $5.25, $5.75, $6.60 and $7.52, respectively, for 30 consecutive calendar days. Certain shares of restricted stock awarded to the Named Executive Officers vested on February 10, 2004, when the closing stock price equaled or exceeded $4.25 for 30 consecutive calendar days. The number of shares which vested for each of the Named Executive Officers was: Mr. Hand, 145,000; Mr. Patel, 140,000; Mr. Morgan, 26,500; Mr. Proczko, 26,000; and Mr. Zahr, 2,000.

(3)	Includes all shares owned, directly and indirectly, all shares of restricted stock and shares covered by stock options which are exercisable within 60 days of the Record Date. For Outside Directors, the amount includes DDSA Units, described in Note 1, above.

(4)	Mr. Anthony was elected to the Board of Directors on December 2, 2003.

(5)	Mr. Dollive was elected to the Board of Directors on May 1, 2003.

(6)	Includes 100 shares held by Mr. Hand’s wife and 200 shares held as custodian for his child.

(7)	Includes 465 shares held as custodian for Mr. Morgan’s child under the Uniform Gift to Minors Act.

(8)	The beneficial ownership of all directors and executive officers as a group includes 1,398,843 shares (3.98%) which are actually or potentially subject to acquisition within 60 days through the exercise of stock options, the vesting of restricted stock awards or the settlement of DDSAs.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its directors, executive officers and beneficial owners of more than 10% of the Common Stock. Based solely on our records of reports filed and written representations from directors, executive officers and beneficial owners, the Company believes that all Section 16(a) filing requirements were met during fiscal 2003, except for two Forms 4 filed on behalf of Mr. Kenneth A. Hoffman reporting two transactions, which were filed late. One Form 4 was filed one week late; the other was filed three weeks late.

OWNERSHIP OF COMMON STOCK

Beneficial owners of more than five percent of the Common Stock, as shown by information received by the Company, are listed below*:

	Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power		Percent of Class
Name and Address of Beneficial Ownership	Sole	Shared	Sole	Shared
Abdullah Taha Bakhsh c/o Traco P.O. Box 459 Jeddah, Saudi Arabia	5,548,076	0	5,548,076	0	15.80	(1)

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,259,100	0	2,259,100	0	6.43	(2)

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	0	1,525,800	0	1,769,900	5.04	(3)

Vanguard Fiduciary Trust Company, Trustee of the Company’s Savings Investment and Stock Ownership Plan 100 Vanguard Boulevard Malvern, Pennsylvania 19355	0	2,969,911	0	2,969,911	8.46	(4)

The Northern Trust Company, Trustee of the Company’s Retirement Income Plan 50 South LaSalle Street Chicago, Illinois 60675	—	—	—	—	—	(5)

*	Information is provided as of December 31, 2003. On December 31, 2003, the Company had outstanding 35,110,652 shares of Common Stock.

(1)	The shares are held of record by Emerson Investments, Ltd. (“Emerson”), except for 385,466 shares which are held of record by Traco International, N.V. (“Traco”). Both corporations are controlled by Mr. Bakhsh. Emerson has represented to the Company that Mr. Bakhsh has sole power to direct the vote and disposition of Emerson’s shares.

(2)	Dimensional Fund Advisors, Inc. (“Dimensional”), an investment adviser registered under the Investment Advisors Act of 1940, has represented that it furnishes investment advice to four companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” Dimensional is deemed to be the beneficial owner of 2,259,100 shares as of December 31, 2003, all of which shares are held by the Funds, and has disclaimed beneficial ownership of all such shares.

(3)	Wellington Management Company, LLP (“WMC”), an investment adviser registered under the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 1,769,900 shares as of December 31, 2003, and has represented that all of such shares are held of record by clients of WMC.

(4)	Vanguard Fiduciary Trust Company acts as Trustee of The Hartmarx Savings Investment and Stock Ownership Plan (the “Plan”). Shares of the Company’s common stock are held in trust for the benefit of employees who participate in the Plan. At December 31, 2003, the Trustee held 2,969,911 shares (8.46%) in the Plan accounts. The Trustee votes all shares held by the Plan Trust proportionally as directed by participants’ instructions, and the Trustee has disclaimed beneficial ownership of all such shares.

(5)	The Northern Trust Company acts as Trustee of The Hartmarx Retirement Income Plan (“RIP”), a defined benefit pension plan. At December 31, 2003, the Trustee held 3,937,399 shares (11.21%) for RIP. The Trustee votes all shares held by the plan as directed by GreatBanc Trust Company, the investment manager of the Company common stock held by RIP, who conducts the vote pursuant to the direction of the Hartmarx Retirement Income Plan Administration Committee, the plan administrator and fiduciary.

PROPOSALS BY SECURITY HOLDERS

Nominations for the Board of Directors

The Company’s By-Laws provide that written notice of proposed stockholder nominations for the election of directors at an Annual Meeting must be given to the Secretary of the Company no earlier than November 15 and no later than December 15 immediately preceding the meeting, and with respect to an election to be held at a special meeting of stockholders for the election of directors, no later than the close of business on the fifteenth day following (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which public disclosure of such meeting is first made, whichever is earlier. Notice to the Company from a stockholder who proposes to nominate a person for election as a director must contain certain information about that person, including (i) age, (ii) business and residence addresses, (iii) principal occupation, (iv) a description of any arrangements or understandings between the stockholder and such nominee pursuant to which the nomination is to be made by the stockholder and (v) such other information as would be required to be included in a proxy statement soliciting proxies to elect that person as a director. The notice shall also contain the consent of the nominee to serve as a director if so elected. If the Chairman of the Annual Meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election.

Other Proposals

Under applicable rules of the Securities and Exchange Commission, any proposal which a security holder intends to call upon the Company to include in its 2005 Proxy Statement must be received at the principal office of the Company no later than October 29, 2004.

The Company’s By-Laws require that written notice of proposals to be presented at the 2005 Annual Meeting, but that are not intended for inclusion in the 2005 Proxy Statement, be delivered to the Secretary of the Company at its principal executive offices no earlier than November 15 and no later than December 15 immediately preceding the meeting. Such notice to the Company must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information which is required to be furnished by the stockholder pursuant to applicable laws and regulations. If the Chairman of the Annual Meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, such business shall not be transacted.

OTHER MATTERS

The Board knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

TARAS R. PROCZKO, Secretary

Chicago, Illinois

February 24, 2004

EXHIBIT A

HARTMARX CORPORATION

MANAGEMENT INCENTIVE PLAN

1.    Purpose of the Plan.

The purpose of the Management Incentive Plan (the “Plan”) is to promote the interests of Hartmarx Corporation (the “Company”) by attracting, retaining and motivating key executive employees of the Company and its operating units. Incentive awards are based upon the achievement of financial and other performance goals established annually for individual operating units and on a consolidated basis in accordance with the Company’s business plan. The Plan is intended to assure that key employees of the Company have an opportunity to earn competitive levels of direct compensation, consistent with the total compensation policies of the Company, and to reward the key employees of the Company for their contributions to its growth and profitability. Incentive awards are based upon the achievement of goals established annually for individual operating units and on a consolidated basis in accordance with the Company’s business plan.

2.    Administration.

2.1    Committee.    The Compensation and Stock Option Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company shall be responsible for administering the Plan. Each member of the Committee shall be a director (i) who meets the requirements set forth in the By-Laws of the Company, (ii) whom the Board has determined has no material relationship with the Company and (iii) who is “independent” under the listing standards of the New York Stock Exchange (the “NYSE”) and otherwise qualified to serve on the Committee pursuant to the requirements of the NYSE. Members of the Committee shall also qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall satisfy any other necessary standards of independence under applicable federal securities and tax laws.

No director may serve as a member of the Committee if during the last completed fiscal year: (i) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Committee; (ii) an executive officer of the Company served as a director of another entity, one of whose executive officers served on the Committee; or (iii) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company. In the event such other entity does not have a compensation committee, the term “compensation committee of another entity” shall include the board committee of such other entity which performs the equivalent functions. Each member of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.

2.2    Committee Authority and Administration.    The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, establishing policies under the Plan, approving Plan participants, establishing and approving performance goals, establishing time parameters for the achievement of performance goals, which may be annually or longer-term as the Committee deems appropriate, and making all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate such non-discretionary administrative duties under the Plan as it shall deem necessary and advisable. All decisions made by the Committee shall be final and binding on all persons affected by such decisions.

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As soon as practicable upon the commencement of each fiscal year of the Company which begins on December 1 (but not later than an applicable deadline as may apply under Section 162(m) of the Code), the Committee will approve the persons who will participate in the Plan in such fiscal year and establish in writing the performance goals for that fiscal year as well as the method for computing the amount of compensation to be paid to each such participant if such performance goals are met in whole or in part. Such method will be stated in terms of an objective formula or standard; neither the Compensation Committee nor the Company has any discretion to increase the amount that will be due upon attainment of the goals.

3.    Eligibility and Participation.

3.1    Eligible Participants.    Participation in the Plan is limited to key employees whose positions are deemed to impact significantly on the performance of the Company. New participants are recommended to the Chief Executive Officer and/or the Chief Operating Officer of Hartmarx Corporation by the senior executive officer of an operating unit. Based upon the review and the approval of the Chief Executive Officer, recommendations are made to the Compensation Committee for final approval.

3.2    New Participants.    A new participant entering the plan prior to June 1st shall have his or her award prorated based on months of participation. Generally, participants will not be added to the Plan with less than six months of participation during the fiscal year. A participant who terminates employment during the fiscal year for reasons other than retirement will not be eligible for an award.

4.    Performance Measures.

4.1    Establishment of Performance Goals.    Performance goals for each year shall take into consideration the business plans submitted by the Company’s operating units and are established to ensure that the objectives of the Plan are consistent with the business goals of the Company. The Committee shall approve the consolidated goals for the Company at which time the performance goals for the respective operating units shall be established.

4.2    Types of Performance Goals.    Individual awards for Company executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured against the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. Operating unit participants’ goals may also include, in whole or in part, consolidated goals. Goals may be based upon any one or more of the following criteria: consolidated pre-tax income, consolidated EBIT, consolidated sales levels, consolidated gross margin improvement, net income or loss per common share, return on equity, return on capital, debt reduction, book value, enhancement of shareholder value, adjusted net assets, return on assets, pre-tax income, operating unit sales levels, operating unit EBIT goals, inventory turnover, inventory reduction or expense reduction.

4.3    Achievement Levels.    Performance goal achievement measures are established for Threshold, Target and Maximum goal achievement. The amount of the incentive award increases in direct proportion to the increase in achievement.

Threshold is defined as the minimum expectation of achievement below which no incentive payment will be made.

Target is defined as the midpoint expectation of achievement.

Maximum is defined as the maximum expectation of achievement above which no additional incentive payment will be made.

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5.    Incentive Opportunity.

5.1    Individual Incentive Opportunity.    The incentive opportunity for each participant shall be based on the level and functional responsibility of his or her position and competitive practices. Any change in the incentive opportunity for a participant shall initially be approved by the Chief Executive Officer and, if appropriate, presented to the Committee for final approval. Incentive opportunities are subject to review by independent compensation consultants from time to time, as deemed appropriate by the Committee.

5.2    Maximum Incentive Opportunity.    The maximum amount payable to any participant pursuant to the Plan for any fiscal year will not exceed $2 million.

6.    Award Determination

6.1    General.    The Committee shall determine the type or types of payment to be made upon the achievement of performance goals. Payment under the Plan may be made in cash, stock awards, restricted stock awards, stock option grants, or in any combination and upon such terms as the Committee may establish. Stock awards, restricted stock awards or stock option grants if any, shall be paid out of the Company’s stockholder approved incentive stock plan as in effect from time to time.

6.2    Determination of Achievement.    Performance measures and goal achievement shall be calculated as soon as practicable after the end of each fiscal year upon the completion of the year-end financial statement, or such longer period as may be applicable for longer-term awards. The performance results shall be presented to the Committee for its review and certification that the performance goals were in fact achieved and the extent of achievement of such goals.

7.    Plan Amendment

The Committee may terminate or amend the Plan or any portion thereof at any time. Notwithstanding the foregoing, any amendments or modifications of the Plan which require stockholder approval pursuant to applicable law or securities exchange rule, or as necessary to qualify compensation payable under the Plan for purposes of Section 162(m) of the Code, shall be effected only with such stockholder approval.

8.    Regulatory Approvals

The implementation of the Plan, payments to participants of the Plan, or the issuance of stock options, restricted stock awards or other awards as permitted by the Company’s stockholder approved incentive stock plan as in effect from time to time, shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over such payments and awards.

9.    Future Rights

No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company’s right to terminate the employment of the participant at any time with or without cause.

10.    Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

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11.    Successors and Assigns

The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant’s creditors.

12.    Effective Date and Stockholder Approval of Plan

The Plan shall become effective as of December 1, 2003, subject to the approval and ratification of the Plan at the Annual Meeting of Stockholders of the Company held on April 15, 2004, by the affirmative vote of a majority of the votes cast with respect to the Plan at the meeting. The Plan shall remain in effect until terminated by the Board.

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EXHIBIT B

HARTMARX CORPORATION

AUDIT AND FINANCE COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER OF SCOPE,

RESPONSIBILITIES, STRUCTURE AND PROCESSES

FOR AUDIT COMMITTEE FUNCTIONS

As amended and restated by the Board of Directors on January 20, 2004.

This Charter sets forth the audit committee functions of the Audit and Finance Committee (the “Committee”) of the Board of Directors (the “Board”) of Hartmarx Corporation (the “Company”) and also specifies the membership, qualifications and responsibilities of the Committee.

I.    Mission Statement

The Committee will assist the Board of the Company in fulfilling its responsibilities with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Committee’s responsibilities include, without limitation, (i) assisting the Board’s oversight of (a) the integrity of the Company’s financial statements and internal controls over financial reporting, (b) the Company’s compliance with legal and regulatory matters/issues, (c) the Company’s independent accountants’ qualifications and independence, and (d) the performance of the Company’s independent accountants and the Company’s internal audit department, and (ii) preparing the report required to be prepared by the Committee and included in the Company’s proxy statement pursuant to the rules of the Securities and Exchange Commission (the “SEC”). It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the Company’s internal audit department, as well as the senior and financial management of the Company.

The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management of the Company is responsible for maintaining (i) appropriate accounting and financial reporting principles and policies and (ii) internal controls and procedures over financial reporting that provide for compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, issuing an opinion on the Company’s consolidated financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures as they deem appropriate or necessary. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) statements made by management or third parties as to any information technology, internal audit and other non-audit services provided by the independent accountants to the Company.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.

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II.    Organization

A.	The Committee will consist of three or more directors as determined by the Board in accordance with the By-Laws of the Company. Members of the Committee as designated by the Board shall serve until their successors are duly designated. One of the members will be designated by the Board to serve as Committee Chair. Any vacancy on the Committee shall be filled by a majority vote of the Board. No member of the Committee shall be removed except by a majority vote of the Board.

B.	Each member of the Committee shall be a director (i) who the Board has determined has no material relationship with the Company, (ii) who is “independent” under the rules of the New York Stock Exchange (the “NYSE”), the Sarbanes-Oxley Act of 2002 (the “Act”), and the rules and regulations promulgated by the SEC thereunder, and (iii) is “financially literate” as such qualification is determined by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification is determined by the Board in its business judgment. If the Board has determined that a member of the Committee is an “audit committee financial expert,” as defined by SEC rules pursuant to the Act, it may presume that such member has accounting or related financial management expertise.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination must be disclosed in the Company’s proxy statement or annual report on Form 10-K. No Committee member may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than (i) directors’ fees (including any additional amounts paid to chairs of committees and to members of committees of the Board), which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) deferred compensation for prior service that is not contingent on future service; and (iii) any other benefit available to directors generally.

C.	The meetings, procedures, actions of the Committee, vacancies and other procedural matters shall be consistent with and as provided in the By-Laws of the Company, unless otherwise required by applicable law, SEC regulation or NYSE rule. The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. The Committee shall keep written minutes of its meetings which shall be maintained with the books and records of the Company.

D.	The Committee shall meet regularly, as determined by the Committee and as necessary to fulfill its responsibilities, to discuss with management, the independent accountants and the director of internal audit, the annual audited financial statements and quarterly unaudited financial statements, as applicable, and to carry out its duties and responsibilities. The Committee shall meet on a periodic basis with (i) management, (ii) the head of the internal audit department and (iii) the Company’s independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believes should be discussed privately. The Committee, in its discretion, may ask other members of management, other directors, or others to attend or participate in its meetings (or portions thereof) and to provide pertinent information as necessary or as requested by the Committee. The Committee shall also meet in executive session at such times and with such frequency as the Committee deems necessary or appropriate.

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E.	The Committee shall obtain confirmation from management that the Company has provided to the NYSE, in accordance with NYSE rules then in effect, upon any changes in the composition of the Committee and otherwise approximately once each year, with written confirmation regarding:

•	Any determination that the Board has made regarding the independence of the Committee members;

•	The financial literacy of the Committee members;

•	The determination that at least one of the Committee members has accounting or related financial management expertise; and

•	The annual review and reassessment of the adequacy of the Committee’s charter.

III.    Roles, Responsibilities and Resources

In carrying out its duties and responsibilities, the Committee’s policies and procedures shall remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions and to ensure that the accounting and financial reporting practices of the Company, as well as the auditing process, are in accordance with all applicable requirements. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the Committee shall have the following duties and responsibilities:

A.	Independent Accountants

•	Advise the independent accountants that they are ultimately accountable to the Committee and the Board, as representatives of the Company’s shareholders;

•	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent accountants, evaluation of their performance and, where appropriate, replacement of the independent accountants;

•	Review the performance of the independent accountants, including the lead partner;

•	Review and, in its sole discretion, pre-approve, all audit and, as provided in the Act and SEC rules and regulations, permitted non-audit services to be provided by the independent accountants. Approval and pre-approval of audit and permitted non-audit services will be made by the Committee or by the Committee Chair and such approval or pre-approval shall be reported to the Committee at its next scheduled meeting;

•	Obtain from the independent accountants at least annually in writing an Auditors’ Statement (it being understood that the independent accountants are responsible for the accuracy and completeness of the Statement) that describes all relationships between the independent accountants and the Company and discuss with the independent accountants the impact on the accountants’ objectivity and independence of any disclosed relationships or services as required by professional standards, and recommend that the Board take appropriate action, if necessary, to satisfy itself of the accountant’s independence and objectivity;

•	Obtain from the independent accountants at least annually and review a report describing the firms internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•

Obtain from the independent accountants in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative treatments and the alternatives

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preferred by the independent accountants, and all other material communications between the independent accountants and management, such as any “management” letter or schedule of unadjusted differences;

•	Monitor compliance by the Company’s independent accountants with the audit partner rotation requirements contained in the Act and the rules and regulations promulgated by the SEC thereunder; and

•	Establish clear hiring policies by the Company for employees or former employees of the independent accountants.

B.	Internal Auditors

•	Review the appointment and replacement of the director of internal audit;

•	Advise the director of internal audit that he or she is expected to provide the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal audit department and management’s responses thereto; and

•	Meet with the director of internal audit in executive session at least annually to review policies and procedures regarding and actual expenses of the Company’s senior executive officers, including the use of corporate assets, if any.

•	Meet with the director of internal audit in executive session to discuss matters that the Committee or the director of internal audit believes should be discussed.

C.	Financial Reporting; Internal Controls and Procedures

•	Advise management, internal audit and independent accountants that they are expected to provide the Committee with timely analyses of significant accounting and reporting issues, including recent professional and regulatory pronouncements, with due consideration of their impact on the financial statements;

•	Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent accountants required by or referred to in SAS 61, as modified or supplemented;

•	Meet with management, the independent accountants and, if appropriate, the director of internal audit to:

–	discuss the scope of the annual audit;

–	discuss the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any major issues related thereto;

–	discuss any significant matters arising from any audit, including any audit problems or difficulties, and including any difficulties the independent accountants encountered in the course of the audit, any restrictions on their activities or access to requested information and any significant disagreements with management, whether raised by management, the internal audit department or the independent accountants relating to the Company’s financial statements;

–	discuss any “management” or internal control letter issued, or proposed to be issued, by the independent accountants to the Company;

–	discuss the substance of or review the form of opinion the independent accountants propose to render to the Board and shareholders; and

–	discuss, as appropriate:

•	accounting adjustments that were noted or proposed by the independent accountants but were not recorded by management (as immaterial or otherwise);

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•	communications between the independent accountant’s local office and the independent accountant’s national office respecting auditing or accounting issues presented by the engagement;

•	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, financial reporting and any special audit steps adopted in light of material control deficiencies, if any;

•	analyses prepared by management and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the Company’s financial statements.

•	Resolve all disagreements between the independent accountants and management regarding financial reporting;

•	Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

•	Discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal audit department, assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	Obtain from the independent accountants assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended;

•	Review and discuss with the independent accountants the result of the year-end audit of the Company, including comments or recommendations of the independent auditors and, based on such review and discussion and on such other considerations as it deems appropriate, recommend to the Board whether the Company’s financial statements should be included in the Company’s annual report on Form 10-K; and

•	Discuss the Company’s earnings press releases and financial information and earnings guidance provided, if any, and the types of presentations made to analysts and ratings agencies.

D.	Reporting Responsibilities and Recommendations

•	Deliver a report (which may be written or oral) to the Board which includes a description of all actions taken by the Committee at its most recent meeting, regularly update the Board about Committee activities, make appropriate recommendations and make periodic reports to the Board on such matters as the Committee or the Board may specify;

•	Prepare and review with the Board an annual performance evaluation of the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make such report; and

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•	Make such reports or other disclosures of its activities and evaluations, including any recommendations of the Committee, as may be required by the rules of the SEC, NYSE or other applicable rules, in the Company’s proxy statement and/or annual report on Form 10-K, or as determined to be appropriate by the Board.

E.	Compliance and Code of Conduct and Ethics

•	Review and discuss with the Company’s chief legal officer, any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, including material notices received from governmental agencies that could have a significant impact on the Company’s financial statements;

•	Consider any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional conduct responsibility rules or otherwise and determine what action or response is necessary or appropriate;

•	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	Confirm that the Company’s code of conduct is formalized in writing and that procedures are in place to communicate same to appropriate management, supervisory and other employees, and that the Code of Conduct includes:

–	Conflicts of interest

–	Corporate opportunities

–	Confidentiality

–	Fair dealing

–	Protection and proper use of company assets

–	Compliance with laws, rules and regulations (including insider trading laws)

–	Encouraging the reporting of any illegal or unethical behavior

•	Review the program for monitoring compliance with the code of conduct and periodically obtain updates from management regarding compliance.

F.	Other Responsibilities

•	If deemed appropriate, initiate special investigations into matters within the Committee’s scope of responsibilities or as delegated by the Board;

•	Perform other oversight functions as requested by the Board; and

•	Review and reassess the adequacy of this Charter at least annually, and recommend any changes to the Board for adoption.

IV.    Resources

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain (at the Company’s expense), terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management. The Committee shall have the sole authority to select, retain (at the Company’s expense), terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors to assist the Committee in carrying out its responsibilities.

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PROXY Solicited by the Board of Directors of

HARTMARX CORPORATION

Elbert O. Hand, Homi B. Patel, Taras R. Proczko, and each of them, is hereby appointed, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of HARTMARX CORPORATION on April 15, 2004, and at any adjournment thereof, with the full power to vote all of the shares of stock which the undersigned is entitled to vote:

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER BUT IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SET FORTH IN ITEM (1) AND LISTED ON THE REVERSE SIDE, FOR THE PROPOSAL APPROVING THE 2004 MANAGEMENT INCENTIVE PLAN UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE SET FORTH IN ITEM (2), FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS SET FORTH IN ITEM (3) AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be signed, on other side)

(1)	ELECTION OF DIRECTORS (Item (1) of Proxy Statement).
The Board of Directors recommends a vote FOR.

☐ FOR all nominees listed hereon (except as marked to the contrary below):

	Michael F. Anthony	Raymond F. Farley	Homi B. Patel
	Jeffrey A. Cole	Elbert O. Hand	Michael B. Rohlfs
	James P. Dollive	Dipak C. Jain	Stuart L. Scott

To withhold authority to vote for any individual nominees, write names in the space below.

☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

(2)	TO APPROVE the 2004 Management Incentive Plan (Item (2) of Proxy Statement).
The Board of Directors recommends a vote FOR.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	TO RATIFY the appointment of independent auditors (Item (3) of Proxy Statement).
The Board of Directors recommends a vote FOR.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	TO TRANSACT such other business as may properly come before the meeting.

Dated this              day of                                              , 2004

(Seal)	(Seal)
(Signature of Stockholder)	(Signature of Stockholder)

Signature must agree with name as shown above. For shares held in joint tenancy, each of the joint tenants is requested to sign.